Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-3 (No. 333-190543) of MPT Operating Partnership, L.P. and Subsidiaries of our report dated February 29, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Birmingham, Alabama

February 29, 2016